Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PHARMATHENE, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), PharmAthene, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.       That the name of the Corporation is PharmAthene, Inc., and that the Corporation was originally incorporated pursuant to the General Corporation Law on April 25, 2005 under the name Healthcare Acquisition Corp.

2.       That the Board of Directors of the Corporation duly adopted resolutions, pursuant to Section 242 of the General Corporation Law, proposing to amend the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, declaring said amendments to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

3.       That thereafter, the stockholders of the Corporation duly approved the following amendments to the Corporation’s Amended and Restated Certificate of Incorporation, as previously amended:

Article FOURTH is hereby amended by adding the following to the end of the first paragraph:

“Upon the effectiveness (the “Effective Time”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, adding this paragraph thereto, each share of the Corporation’s common stock, $0.0001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified as and converted (without any further act) into 1/10 of a fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Corporation (the “New Common Stock”) without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation (the “Reverse Stock Split”), provided that no fractional shares shall be issued to any registered holder of Old Common Stock immediately prior to the Effective Time, and that instead of issuing such fractional shares to such holders, such fractional shares shall be rounded up to the next even number of shares of New Common Stock issued as a result of this Reverse Stock Split at no cost to the stockholder. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 1/10, subject to the rounding up of fractional shares as described above.”

4.        That this Certificate of Amendment shall be effective as of May 4, 2017 at 4:01 p.m. EDT.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 4th day of May, 2017.

PHARMATHENE, INC.

By:	/s/ John M. Gill
Name: John M. Gill
Title: President and Chief Executive Officer